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                                                                      Exhibit 99

For Immediate Release                  Contact:  Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100   FAX: 573.761.6272


                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                 2nd QUARTER EARNINGS OF $0.51 PER DILUTED SHARE

JEFFERSON CITY, MO, July 30, 2004 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported second quarter earnings of $0.51 per diluted share, up 4% from diluted earnings per share of $0.49 a year ago.

Net income for the 3 months ended June 30, 2004 of $2,129,000 increased $86,000 when compared to the second quarter of 2003.

For the six months ended June 30, 2004, Exchange National Bancshares earned $1.05 per diluted share, the same as diluted earnings per share of a year earlier. Net income for the six months ended June 30, 2004 of $4,423,000 increased $25,000 when compared to the first six months of 2003.

In commenting on earnings, James E. Smith, Chairman and CEO said, "Management is pleased with current year earnings. Year to date net interest income increased $1,162,000 compared to the same period in 2003 due to an increase in the volume of earning assets. Increases in net interest income were offset by a $578,000 increase in non-interest expense which is primarily associated with additional hires in our new branches as well as increased staffing at existing locations and a $440,000 decrease in other non-interest income. The decrease in other non-interest income resulted from reduced gains on sale of mortgage loans due to fewer refinancings.

For the year, return on average equity was 9.9% and the return on average assets was 1.0%.

Comparing June 30, 2004 balances to December 31, 2003, total assets increased 3% to $901,490,000. Total loans grew 2% to $588,757,000, while investment securities increased 12% to $212,088,000. Total deposits increased 2% to $676,057,000. During the same period, stockholders' equity increased 1% to $88,899,000 or 9.9% of total assets.

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; and Osage Valley Bank of Warsaw.

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FINANCIAL SUMMARY

(UNAUDITED)

Balance sheet information:                    June 30, 2004      December 31, 2003
----------------------------------------     -------------------     -------------------
Loans, net of allowance
    for loan losses                          $   588,756,612     $     575,651,786
Debt and equity securities                       212,088,272           188,955,832
Total assets                                     901,489,704           875,595,992
Deposits                                         676,056,814           665,261,965
Stockholders' equity                              88,898,609            87,782,744

                                                Three Months            Three Months
Statement of income information:             Ended June 30, 2004     Ended June 30, 2003
----------------------------------------     -------------------     -------------------
       Total interest income                 $         9,984,344     $         9,552,528
       Total interest expense                          3,181,269               3,253,036
       Net interest income                             6,803,075               6,299,492
       Provision for loan losses                         210,500                 235,500
       Noninterest income                              1,550,814               1,465,175
       Noninterest expense                             4,990,709               4,584,194
       Income taxes                                    1,023,712                 902,353
       Net income                                      2,128,968               2,042,620

                                                  Six Months                Six Months
Statement of income information:              Ended June 30, 2004     Ended June 30, 2003
----------------------------------------     --------------------     --------------------
       Total interest income                 $         19,746,197     $         18,984,175
       Total interest expense                           6,135,662                6,535,511
       Net interest income                             13,610,535               12,448,664
       Provision for loan losses                          446,000                  471,000
       Noninterest income                               2,997,469                3,437,178
       Noninterest expense                              9,662,972                9,084,534
       Income taxes                                     2,076,265                1,932,451
       Net income                                       4,422,767                4,397,857

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.